EXHIBIT 99.1

Pain Therapeutics Reports 2012 Financial Results

Innovation, Disciplined Spending Expected in 2013

AUSTIN, Texas, Feb. 6, 2013 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the full year ended December 31, 2012. Net loss was $3.4 million in 2012, or $0.08 per share, compared to a net loss of $2.6 million in 2011, or $0.06 per share.

"We are excited by the prospect of having important regulatory readouts on REMOXY® in 2013," said Remi Barbier, Chairman, President & CEO. "In the interim, we'll maintain our existing corporate strategy to spend modestly and to keep innovation at the top of our agenda."

At December 31, 2012, cash and equivalents were $56.3 million. The Company has no debt. Management expects net cash usage for the first half of 2013 to be under $5.0 million.

2012 Financial Detail

  In December 2012, Pain Therapeutics completed a special nondividend distribution to shareholders totaling $34.0 million, or $0.75 per share.

  Revenue decreased to $10.9 million in 2012 from $11.5 million in 2011, primarily due to lower collaboration revenue from reimbursements of research and development expenses under our collaboration agreement with Pfizer, Inc. (NYSE:PFE).
  Research and development expenses decreased to $7.6 million in 2012 from $8.3 million in 2011, primarily due to lower headcount and facilities-related costs. Research and development expenses included $3.2 million in non-cash stock related compensation costs in 2012 (including $0.8 million related to the nondividend distribution in December 2012) and $2.7 million in 2011.
  General and administrative expenses increased to $7.2 million in 2012 from $6.7 million in 2011, primarily due to higher non-cash stock related compensation costs, offset in part by lower headcount and facilities-related costs. General and administrative expenses included $3.4 million in non-cash stock related compensation costs in 2012 (including $1.0 million related to the nondividend distribution in December 2012) and $2.8 million in 2011.

About REMOXY

Our lead drug candidate is called REMOXY (oxycodone) Extended-Release Capsules CII. REMOXY is an investigational drug with a unique, controlled release formulation of oxycodone for patients with moderate-to-severe chronic pain. REMOXY is designed to discourage common methods of tampering associated with prescription analgesic misuse and abuse.

  Pfizer is our exclusive, worldwide commercial partner for REMOXY and three other abuse-resistant prescription pain medications (except in Australia/New Zealand).

  REMOXY received a Complete Response Letter in December 2008 and in June 2011. Pfizer has sole responsibility for addressing the concerns described in the FDA's Complete Response Letter, at its own expense.

REMOXY Deal Economics

  To date, we have received total cash payments of $185.0 million in program fees and milestone payments under our strategic alliance with Pfizer in connection with the development of REMOXY and three other abuse-resistant drug candidates.

   We are also eligible to receive up to an additional $120.0 million in clinical/regulatory milestone payments, including a $15.0 million payment upon FDA approval of REMOXY.

  Upon the commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.

  We will also receive from Pfizer a supplemental royalty fee payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year. This supplemental payment is equal to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.

  Our development expenses for REMOXY and three other abuse-resistant pain medications that are in various stages of development, including hydrocodone, hydromorphone and oxymorphone, are reimbursed by Pfizer.

  Pain Therapeutics retains commercial rights to REMOXY and three other abuse-resistant drug candidates in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to potential regulatory readouts or other regulatory feedback regarding REMOXY development; the company's projected cash requirements for the first half of 2013; potential future milestone payments and royalties based on revenue from REMOXY; the potential development of other abuse-resistant drug candidates; and funding obligations of Pfizer. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the timing and receipt of funds from Pfizer; potential diversion of resources from the pursuit of development and commercialization of drug candidates subject to our strategic alliance with Pfizer; and the potential for abuse-resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011(1)
Revenue
Program fee revenue	$ 2,468	$ 2,724	$ 10,641	$ 10,897
Collaboration revenue	--	23	249	587
Total revenue	2,468	2,747	10,890	11,484
Operating expenses
Research and development	2,101	1,711	7,605	8,300
General and administrative	2,209	1,620	7,182	6,698
Total operating expenses	4,310	3,331	14,787	14,998
Operating loss	(1,842)	(584)	(3,897)	(3,514)
Interest income	46	193	451	901
Net loss	$ (1,796)	$ (391)	$ (3,446)	$ (2,613)

Net loss per share - basic and diluted	$ (0.04)	$ (0.01)	$ (0.08)	$ (0.06)

Weighted-average shares used in computing net loss per share - basic and diluted	44,903	44,671	44,753	44,160

CONDENSED BALANCE SHEETS
			December 31,
			2012	2011(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 56,254	$ 98,131
Other current assets			253	358
Total current assets			56,507	98,489
Non-current assets
Property and equipment, net			--	122
Other assets			352	352
Total assets			$ 56,859	$ 98,963
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 1,290	$ 1,378
Deferred program fee revenue - current portion			7,832	10,897
Other accrued liabilities			877	997
Total current liabilities			9,999	13,272
Non-current liabilities
Deferred program fee revenue - non-current portion			33,287	40,863
Other liabilities			437	435
Total liabilities			43,723	54,570
Stockholders' equity
Common stock			45	45
Additional paid-in-capital			148,738	176,425
Accumulated other comprehensive income			4	128
Accumulated deficit			(135,651)	(132,205)
Total stockholders' equity			13,136	44,393
Total liabilities and stockholders' equity			$ 56,859	$ 98,963

(1) Derived from the Company's annual financial statements as of December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450